Exhibit 99.1

Coty Announces Chief Financial Officer Transition

NEW YORK - August 21, 2018 - Coty Inc. (NYSE: COTY) (“Coty”) today announced the resignation of Patrice de Talhouët, Executive Vice President and Global Chief Financial Officer, who is leaving Coty to pursue other opportunities. Patrice will remain CFO through mid September 2018 and assist with transition thereafter. Coty is retaining an executive search firm to conduct a search for a successor.

Camillo Pane, Chief Executive Officer of Coty, said: “Patrice has made a significant contribution to Coty during his time as CFO and has been a valuable partner to me for almost two years. I am thankful for his valued service and personal commitment. His leadership was especially important during Coty’s integration of the P&G Specialty Beauty Business, which is now largely complete. We will work together through a transition period as we commence our executive search for his successor.”

Bart Becht, Chairman of the Coty Board of Directors, said: “Patrice has been an important part of this organization since joining the company shortly after our initial public offering. Not only was Patrice a major driver in transitioning Coty to a publicly traded company, but his dynamic leadership also played a vital role in completing the P&G Specialty Beauty acquisition, which marked a strategic transformation for Coty. I am appreciative for Patrice’s many contributions to the company and wish him well in his future endeavors.”

Ayesha Zafar, Coty’s Senior Vice President, Group Controller, will serve as the interim Chief Financial Officer effective September 15, 2018. Ayesha has been responsible for accounting operations and financial reporting, including as Coty’s principal accounting officer, for more than two years and she brings 30 years of finance experience across several multinational consumer goods and pharmaceuticals companies, including The Hertz Corporation, Bristol-Myers Squibb, Campbell Soup Company, PepsiCo, Inc., and Colgate-Palmolive Company.

About Coty Inc.

Coty is one of the world’s largest beauty companies with over $9 billion in revenue and a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands. Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics. Coty operates three divisions – Coty Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as Bourjois, Max Factor, Rimmel, Wella, Adidas and Guess; Coty Luxury, which is focused on prestige fragrances and skincare with brands such as Gucci, Hugo Boss, Calvin Klein, Chloe, Bottega Veneta and Alexander McQueen; and Coty Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, System Professional, OPI and ghd. Coty has approximately 20,000 colleagues globally and its products are sold in over 130 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Contacts

Investor Relations

Christina Frank

212-389-7300

christina_frank@cotyinc.com

Media Relations

Jennifer Friedman

917-754-8399

Jennifer_Friedman@cotyinc.com